Exhibit 99.1

**FOR IMMEDIATE RELEASE***

CONTACT:

Paul Arndt, Corporate Communications Manager

parndt@neophrm.com

847-887-0800 x 2342

NEOPHARM, INC ANNOUNCES PRECISE TRIAL UPDATE

•                  Independent Data Monitoring Committee Recommends PRECISE Trial Continue as Planned

•                  PRECISE Enrollment is Complete

•                  Next Milestone is Interim Efficacy Analysis at 160 Deaths; Final Efficacy Analysis at 215 Deaths, if Necessary

WAUKEGAN, Illinois – December 27, 2005 – NeoPharm, Inc. (Nasdaq: NEOL) today announced that the independent Data Monitoring Committee (“DMC”), responsible for overseeing the Company’s IL13-PE38QQR (cintredekin besudotox) Pivotal Phase III PRECISE trial for the treatment of Glioblastoma Multiforme (GBM), the most aggressive form of brain cancer, has met, analyzed, and reviewed the data for the Trial’s second futility analysis, and has recommended that the PRECISE Trial continue as planned under the approved protocol.  As a result, enrollment in the PRECISE Trial is now formally closed.

“We are pleased with the DMC’s recommendation on the PRECISE Trial,” said Guillermo A. Herrera, NeoPharm’s President and Chief Executive Officer.  “We take the DMC’s recommendation as an affirmation of the high standards and care we took when designing the PRECISE Trial study protocol.  I appreciate and want to publicly recognize the hard work and dedication that our Employees and Investigators showed during the design and enrollment stages of the Trial.”

A total of 294 patients were enrolled in the PRECISE Trial, with 276 patients with confirmed recurrent GBM.  The enrolled patients will continue to be monitored as the Trial progresses towards the interim efficacy analysis at 160 deaths and the final efficacy analysis at 215 deaths, if necessary.  These events are currently estimated to occur late in the second quarter of 2006, and late in the fourth quarter of 2006 or early 2007, respectively.

“I am pleased with the recommendation of the independent Data Monitoring Committee,” stated Sandeep Kunwar, MD, of the University of California-San Francisco, and Principal Investigator of the Company’s PRECISE trial. “PRECISE is a very important study of a promising and unique therapeutic advance for the treatment of a terrible disease.  The investigator and patient interest in this study is very gratifying.”

As a result of the DMC’s recommendation to continue the trial uninterrupted and unchanged, the Company remains cautiously optimistic for a positive final outcome of the PRECISE Trial.  In addition, in 2006 the Company currently anticipates commencing a new Phase II study of cintredekin besudotox for the treatment of malignant glioma at initial diagnosis.  A pediatric study is also planned for 2006.

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Next Milestones

In accordance with the Study protocol, an interim efficacy analysis will be conducted by the DMC, after notification of 160 deaths to evaluate potential superiority (p<0.005) of long term patient survival of cintredekin besudotox over Gliadel® Wafer, currently expected to occur late in the second quarter of 2006.  If results are considered statistically significant, the Company, at that point, would evaluate its plans to proceed with a BLA submission.  If necessary, a final analysis will be conducted after notification of 215 deaths, to demonstrate superiority (p<0.048) of long-term survival of cintredekin besudotox over Gliadel® Wafer.  The final analysis is currently expected to occur late in the fourth quarter of 2006 or early in 2007.

About Cintredekin Besudotox (IL13-PE38QQR)

Cintredekin besudotox is a recombinant protein consisting of a single molecule composed of two parts: a tumor-targeting molecule (Interleukin-13, or IL13) and a cytotoxic agent (Pseudomonas Exotoxin, or PE). The drug is delivered via Convection Enhanced Delivery (CED), a novel drug delivery system using catheters placed following tumor resection (removal), in areas with microscopic tumor spread or at risk of tumor spread around the tumor resection cavity.  IL13 receptors are present in appreciable numbers on malignant glioma cells, but only to a minimal amount if at all on healthy brain cells. The IL13 portion is designed to bind to receptors on tumor cells like a key fits into a lock. The cancer cell latches onto and absorbs the IL13 and the attached PE, causing destruction of the cancer cell. Healthy brain cells appear to be unharmed because they do not internalize the PE.

Promising data for this potential therapeutic advance in the treatment of GBM was observed in Phase I/II studies. In addition, the importance of adequate catheter positioning in order to achieve optimal distribution of cintredekin besudotox in brain tissue was assessed, leading to the specific guidelines for catheter positioning and deferred catheter placement used in the PRECISE Trial. This translated into a better patient outcome for the 45 recurrent GBM patients treated post-tumor resection in the Phase I/II studies, with an overall median survival of 44.0 weeks (95% Confidence Interval [CI]: 36.1-52.4) including 42% of patients with <2 adequately positioned catheters, while patients with >2 catheters adequately positioned surviving with a median of 51.7 weeks (95% CI: 36.1-78.0).  Separately, 1-year and 2-year survival rates for recurrent GBM patients were 40% and 20% respectively.

Cintredekin besudotox has received orphan drug designation in Europe and the U.S., and fast track drug development program status from the U.S. Food and Drug Administration (FDA). NeoPharm’s cintredekin besudotox development program was also selected to participate in the FDA Continuous Marketing Application Pilot 2 Program.

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About PRECISE

PRECISE, an acronym for Phase III Randomized Evaluation of Convection Enhanced Delivery of IL13-PE38QQR with Survival Endpoint, www.precisetrial.com, is a randomized, controlled Phase III clinical trial.  It was designed to enroll up to 300 patients in order to obtain 270 patients with confirmed GBM at first recurrence at study entry surgical resection for the intent-to-treat patient population, and compare overall survival, drug safety and quality of life of patients receiving cintredekin besudotox with patients receiving GLIADEL® Wafer in the treatment of first recurrent GBM following surgical tumor resection.  PRECISE achieved the 270 patient intent-to-treat milestone in early December after enrolling only 288 patients.  Patients were randomized so that 2 patients received cintredekin besudotox via CED for every 1 patient that received GLIADEL® Wafer placed in the resection cavity at the time of resection.

The Trial sample size was determined based on whether there is an improvement of at least 50% in median survival of patients with GBM resulting from treatment with the Company’s cintredekin besudotox (42 weeks) over treatment with GLIADEL® Wafer (28 weeks).  The primary efficacy analysis of the Trial will be based on the comparison of the overall patient survival curves of the two treatment groups.

About GLIADEL® Wafers

A GLIADEL® Wafer delivers BCNU (known as carmustine), a commonly used chemotherapeutic anti-tumor agent for GBM, directly to the brain tumor resection cavity.  Up to eight dime-sized wafers are placed in the space once occupied by the tumor at the time of resection.  The wafers slowly dissolve over the next two to three weeks, bathing the surrounding cells with BCNU.  GLIADEL® Wafer has been approved by the FDA for the treatment of recurrent and newly diagnosed GBM.  By design, the wafers can only kill cells that the released carmustine comes in contact with and the drug is limited by diffusion in reaching viable tumor cells outside the tumor resection cavity.

In an earlier Phase III clinical trial sponsored by Guilford Pharmaceuticals, median survival of 28 weeks was obtained with the GLIADEL® Wafer compared to 20 weeks for placebo in 145 recurrent GBM patients, a 40% difference.  Separately, 1-year and 2-year survival rates for recurrent GBM patients were 20% and 10%, respectively.  A post hoc analysis of the GLIADEL® Wafer data for favorable prognostic factors did not measurably change the difference in median survival between the GLIADEL® Wafer and the placebo groups (from 8 weeks to 9 weeks).  However, the difference in overall median survival between the two arms decreased to 29% from 40%.

About the independent Data Monitoring Committee

The DMC is responsible for, among other things, assuring that study participants are not exposed to unnecessary or unreasonable risks. In addition, the DMC provides recommendations regarding study conduct intended to maintain high ethical, regulatory, and scientific standards. The DMC will recommend that the study protocol be stopped, temporarily suspended or amended, as appropriate, if a result of data monitoring determines that a trial is futile or will not be able to reach a positive conclusion or poses an unreasonable or unnecessary risk to study participants in either treatment arm of the PRECISE Trial.

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About NeoPharm, Inc.

NeoPharm, Inc., based in Waukegan, Illinois, is a publicly traded biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer drugs for therapeutic applications.  The Company has a portfolio of cancer compounds in various stages of development.  Additional information can be obtained by visiting NeoPharm’s Website at www.neophrm.com.

Forward Looking Statements – This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “evidences” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements relating to the Company’s drug development program, including, but not limited to clinical trials including cintredekin besudotox, future patient survival in the Company’s ongoing Phase I/II studies and PRECISE trial, and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in financing, development, testing, obtaining regulatory approval, production and marketing of the Company’s drug and non-drug compounds, including, but not limited to, cintredekin besudotox,  uncertainty regarding the availability of third party production capacity, unexpected adverse side effects or inadequate therapeutic efficacy of the Company’s drug and non-drug compounds, including, but not limited to, cintredekin besudotox,  that could slow or prevent products coming to market, uncertainty regarding the Company’s ability to market its drug and non-drug products, including, but not limited to, cintredekin besudotox,  directly or through independent distributors, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, including, but not limited to, cintredekin besudotox,  and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including its annual reports on Form 10-K and quarterly reports on Forms 10-Q. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.